Exhibit p.26

Merritt Point Partners LLC

CODE OF ETHICS

JANUARY 2022

This Code of Ethics (the “Code”) is the sole property of Merritt Point Partners LLC and its subsidiaries and affiliates (collectively, the “Firm”) and must be returned to the Firm upon termination for any reason of an Employee’s association with the Firm. The contents of this Code are strictly confidential. Employees may not duplicate, copy or reproduce this Code in whole or in part or make it available in any form to non-Employees without prior approval in writing from the Firm’s Chief Compliance Officer (the “Chief Compliance Officer”).

Table of Contents

Table of Contents	2

Introduction	3

General Concepts	6

Insider Trading	7

Personal Account Trading	13

Outside Business Activities	17

Gifts and Entertainment	19

Political Contributions	22

Whistleblower Policy	25

Duties of Confidentiality	29

Procedures and Sanctions	29

Introduction

This Code of Ethics (the “Code”) is applicable to all Employees (as defined below) of the Firm with respect to such Employees’ activities and conduct on behalf of the Firm, as well as certain personal activities and conduct of Employees. As an investment adviser, the Firm is a fiduciary. It owes its Clients the highest duty of loyalty and relies on each Employee to avoid conduct that is or may be inconsistent with that duty. The Code does not attempt to serve as a comprehensive outline regarding employee conduct, but rather to establish general rules of conduct and procedures applicable to all Employees.

The Code should be kept at hand for easy reference. Any questions regarding this Code, or other compliance issues, must be directed to the Firm’s Chief Compliance Officer. The Chief Compliance Officer is responsible for administering and implementing this Code. The Firm expects Employees to be thoroughly familiar with the Firm’s standards and procedures as set forth herein. In order to make it easier to review and understand the standards and procedures, a few commonly used terms are defined below:

“Access Person”: As defined in the Advisers Act, an Access Person is any Employee, or supervised person, of the Firm who has access to non-public information regarding Clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any Client, or who is involved in making securities recommendations to Clients, or who has access to such recommendations that are nonpublic. All directors, officers and partners are presumed to be Access Persons. The Firm has deemed all Employees to be Access Persons.

“Advisers Act”: Investment Advisers Act of 1940, as amended.

“Automatic Investment Plan”: program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan or “DRIP”.

“Beneficial Ownership”: Direct or indirect pecuniary interest in the securities held or shared directly or indirectly through any contract, arrangement, understanding, relationship or otherwise. An Employee or Access Person is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the Employee’s or Access Person’s household.

“Chief Compliance Officer”: Jeffrey Baird or such other person as may be designated from time to time.

“Client”: Any entity to which the Firm provides investment advisory or management services, including investment funds and private accounts.

“Discretionary Managed Account”: An account for which the Employee has designated investment discretion entirely to a third party. In such account, the Employee cannot exercise any investment discretion in the purchase or sale of securities.

“Employee”: Any “supervised person” of the Firm, as defined under the Advisers Act to be any partner, officer, director (or other person occupying a similar status or performing similar functions), member, owner, K-1 employee, or other employee or person who provides investment adviser on behalf of the Firm and is subject to the supervision and control of the Firm.

“Exchange Act”: Securities Exchange Act of 1934, as amended.

“Firm”: Merritt Point Partners LLC and each other affiliate entity under common control, which is engaged in the business of providing investment advisory or management services.

“Covered Account”: A personal investment or trading account of an Employee or Access Person or related account (this may include, but is not limited to, an account for which an Employee or Access Person is a trustee or custodian, a spousal account, any account of an Employee or Access Person’s children or any account for an individual who relies on the Employee or Access Person for material support) in which an Employee or Access Person has any direct or indirect beneficial ownership interest, an investment or trading account over which an Employee or Access Person exercises control or provides investment advice, or a proprietary investment or trading account maintained for the Firm or its employees. Specifically, Covered Account includes:

•	Trusts for which an Employee or Access Person acts as trustee, executor, custodian or discretionary manager.

•	Accounts for the benefit of the Employee’s or Access Person’s spouse or minor child.

•	Accounts for the benefit of a relative living with the Employee or Access Person.

•	Accounts for the benefit of any person who receives material financial support from the Employee or Access Person.

“Private Placement”: An offering of securities that is exempt from registration under the Section 4(2) or Section 4(6) of the Securities Act of 1933, as amended (“Securities Act”); or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

“Restricted List”: The Restricted List is maintained by the Chief Compliance Officer. Placement of an issuer on the Restricted List does not necessarily imply that the Firm or its Access Persons are in receipt of any material non-public information concerning the issuer. The following are Restricted List securities:

•

Issuers with respect to which the Chief Compliance Officer has been made aware that an Access Person has received, expects to receive, or may be in a position to receive material non-public information, including when the Firm is researching or considering an investment in securities of an issuer.

•	Issuers on whose Board of Directors an Access Person serves.

•	Issuers with respect to which the Firm, in its sole discretion, determines it may be appropriate to prohibit Access Persons and/or Firm trading in the issuer’s securities.

“Security”: Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

“Reportable Security”: A Reportable Security includes those listed under “Security” (defined above), and includes the following:

•	Bank debt, trade claims or other debt instruments for which a secondary market exists.

•	Forward or futures contracts, options or other derivatives (unless the price or value of the contract is determined exclusively by reference to a broad-based index or average or to exempt securities).

•	Closed-end mutual funds - mutual funds that do not continuously issue shares, but sell a fixed number of shares at a particular time.

•	“Excepted Security” means that the following are not “Reportable Securities”:

•	U.S. federal government securities and direct obligations.

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements.

•	Shares of money market funds.

•	Shares of registered open-end investment companies (i.e., mutual funds) other than funds advised or underwritten by the Firm or an affiliate.

•	Units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

Exchange-traded funds, or ETFs, are similar to open-end registered investment companies in some ways. Nonetheless, ETFs are Reportable Securities. Please note that open-end mutual funds are not reportable, but closed-end mutual funds are reportable.

General Concepts

Statement of General Principles

This Code is based on a few basic principles that should pervade all investment-related activities of all Employees, personal as well as professional: (i) the interests of the Firm’s Clients come before the Firm’s interests or any Employee’s interests; and (ii) each Employee’s professional activities and personal investment activities must be consistent with this Code and avoid any actual or potential conflict between the interests of Clients and those of the Firm or the Employee.

Employees should talk to the Chief Compliance Officer immediately when there is even a question of insider trading or breach of any other law or Firm policy. Raising questions and concerns within the Firm is a positive action and is actively encouraged; retaliation is strictly forbidden. The Firm’s policy is to encourage “open discussion.” Any concerns or questions should be raised with the Chief Compliance Officer.

Additionally, Employees are required to comply with all applicable federal securities laws and must report promptly any violations of this Code to the Chief Compliance Officer. Disciplinary actions may include cancellation of transactions, disgorgement of profits, suspension of personal trading privileges, or suspension or termination of employment. The Chief Compliance Officer will determine disciplinary actions by taking into account such facts as deemed appropriate and relevant, including the severity of the violation, and whether the Employee has previously violated this Code.

Annual Acknowledgment

This Code is an integral part of the Firm’s compliance program. This Code may be revised and supplemented from time to time. It is the responsibility of the Employee to ensure that his or her copy is up to date.

It is the responsibility of each Employee to understand the contents of this Code and the policies set forth herein, and to adhere to all applicable policies and procedures.

Each Employee upon hire is required to acknowledge his or her receipt and understanding of the Code and agreement to abide by its policies Exhibit A – Code of Ethics Certification and Acknowledgment Form.

Insider Trading

Background

The act of trading or communicating material non-public information is commonly known as “insider trading.” The term “insider trading” is not defined in the federal securities laws, but is generally used to refer to the use of material non-public information obtained directly or indirectly from an officer, director or employee of a public company and used improperly (for example, in violation of a duty of confidentiality) to trade in the company’s securities (whether or not one is an “insider”) or the communication of material non-public information to others. The term also refers to non-public information about a tender offer obtained directly or indirectly from a prospective bidder. These laws also prohibit the dissemination of inside information to others who may use that knowledge to trade securities (so-called “tipping”).

It is generally understood that the law prohibits:

•	Purchase or sale of securities by an insider, on the basis of material non-public information (“MNPI”).

•

Purchase or sale of securities by a non-insider, on the basis of MNPI where the information was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated.

•	Communication of MNPI in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

The insider trading rules apply equally to restricted and unrestricted securities and securities issued by or in private and public companies.

The circulation of false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, a sector or market, or unjustly affect any person or entity, is strictly prohibited.

Definition of Insider

The concept of “insider” is broad. It includes the officers, directors, employees and majority shareholders of a company. In addition, a person can be considered a “temporary insider” of a company if he or she enters into a confidential relationship in the conduct of the company’s affairs and, as a result, is given access to company information that is intended to be used solely for company purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, investment bankers, commercial bankers and the employees of such organizations. Analysts are usually not considered insiders of the companies that they follow, although if an analyst is given confidential information by a company’s representative in a manner in which the analyst knows or should know to be a breach of that representative’s duties to the company, the analyst may become a temporary insider.

Material Information

“Material” information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments. Material information does not have to relate to a company’s business; it can be significant market information. Lastly, material information includes information obtained from an issuer in advance of a private offering for which the Firm has entered into a non-disclosure agreement (“NDA”).

Nonpublic Information

Information is nonpublic unless it has been effectively communicated to the market place (i.e. generally disseminated to the public). For example, information found in a report filed with the SEC or appearing in Dow Jones, The Wall Street Journal or another publication of general circulation is considered public.

Risks

•	Trading securities while in possession of material non-public information or improperly communicating that information to others may expose the Employee to stringent penalties.

•	Criminal sanctions may include a fine, or imprisonment.

•

The SEC can recover the profits gained or losses avoided through the violative trading, impose a penalty of up to three times the illicit windfall, and issue an order permanently barring an Employee from the securities industry.

•	An Employee may be sued by investors seeking to recover damages for insider trading violations.

•	The Firm may face regulatory or civil liability based on the Employee’s actions.

•	Firm may impose sanctions on the Employee, up to and including termination.

Policy

General

Employees are prohibited from engaging in what is commonly known as “insider trading”: (i) trading, either in a Covered Account or on behalf of any other person (including Client accounts), on the basis of material nonpublic information (“MNPI”); or (ii) communicating MNPI to others (including other Employees) in violation of the law. The rules contained in these procedures apply to all Covered Accounts. The rules also apply to Employees’ activities on behalf of the Firm and extend outside their duties to the Firm.

Employees should also note that intentionally creating, spreading or using false rumors may violate the anti-fraud provisions of federal securities laws. Such conduct is contradictory to the Firm’s Code, as well as the Firm’s expectations regarding appropriate behavior of its Employees.

The law of insider trading is not always clear and is continuously developing. An individual may be legitimately uncertain about the application of the rules in a particular circumstance. Oftentimes, a single question can forestall disciplinary action, or complex legal problems. For these reasons, an Employee must notify the Chief Compliance Officer immediately if he or she has any reason to believe that a violation of these procedures has occurred or is about to occur, or if he or she has any questions regarding the applicability of these procedures.

Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases).

Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material non-public information regarding a tender offer received from the tender offeror, the target company, or anyone acting on behalf of either side. Employees should exercise particular caution any time they become aware of non-public information relating to a tender offer.

Private Investments in Public Entities

Analysts and portfolio managers of the Firm are sometimes approached by third parties (including prime brokers) that wish to solicit the Firm’s participation in a private offering of securities of a publicly traded company. Such offerings often occur in connection with events which are not generally known by the public and upon revelation to the public, could have a significant effect on the price of the company’s stock. If any

Employee of the Firm becomes aware of such a transaction, the information must be reported to the Chief Compliance Officer so that the Chief Compliance Officer can determine whether trading in the Security should be restricted.

If the Firm is asked to enter into an NDA, such NDA can only be signed by the Managing Partner or Chief Compliance Officer. The Chief Compliance Officer will retain all such NDAs in the Firm’s compliance files.

Restricted List

Employees may not, on their own, or on behalf of Covered Accounts, purchase or sell securities that appear on the Restricted List. In addition, the Restricted List itself is confidential and may not be disclosed to anyone outside the Firm as it may contain material non-public information. It is therefore vital that Employees do not disclose the contents of the Restricted List to anyone outside of the Firm.

As discussed above, all Employees are required to notify the Chief Compliance Officer if they believe that they may have come into possession of material non-public information about a publicly-traded company. The Chief Compliance Officer may also review the inclusion of a company on the Restricted List at the suggestion of an investment professional, but the Chief Compliance Officer should independently determine that the company warrants inclusion on the Restricted List. Each time the Chief Compliance Officer adds a company to the Restricted List, the Chief Compliance Officer shall document the reason why the company is on the list.

A security may be placed on the Firm’s Restricted List for a variety of reasons including, but not limited to:

•	Firm is in possession of MNPI about an issuer.

•	A Firm Employee is in a position, such as a member of an issuer’s board of directors, that may be likely to cause the Firm or such Employee to receive MNPI.

•	Firm has executed a non-disclosure agreement or other agreement with a specific issuer that restricts trading in that issuer’s securities.

•	An Employee trading in the security may present a conflict of interest or the appearance of a conflict of interest.

•

An Investor relationship that involves a senior officer or director of an issuer of a security in which the Firm has invested, a “Value-Added Investor,” present a conflict of interest or the appearance of a conflict of interest.

•	The Chief Compliance Officer has determined it is necessary to do so.

The Chief Compliance Officer, must review the Restricted List monthly to determine whether any company should be removed. The Chief Compliance Officer need not rely solely upon the opinion of the investment professional to make the decision to remove a company from the Restricted List.

If an issuer is on the Restricted List because the Chief Compliance Officer or investment professional possesses material non-public information about such company, the Chief Compliance Officer may remove that company from the Restricted List either because the information is made public through widespread dissemination of the information, or because the information becomes stale or immaterial with the passage of time (e.g., internal sales projections about periods that have since passed). The Chief Compliance Officer may consult with outside legal counsel in making a determination as to whether a company can be removed from the Restricted List. Only the Chief Compliance Officer may remove companies from the Restricted List if and when the Chief Compliance Officer is satisfied that there is no longer a valid reason for the company to be included on the Restricted List. The Chief Compliance Officer should draft and retain a dated record explaining the reasons a company has been removed from the Restricted List.

Outside Research Providers and Independent Consultants

From time to time, the Firm may utilize outside research providers, including independent consultants as a means of supplementing its internal research processes. These outside research providers allow the Firm to gain a better understanding of the technologies, sectors, companies, and securities in which its Clients’ portfolios may invest. The Firm realizes that the use of outside consultants represents a risk that an Employee may gain access to insider information.

Prior to approving an outside research provider, the Chief Compliance Officer will consider, among other things:

•	Whether or not such outside research provider has compliance policies and procedures in place that are designed to prohibit and prevent insider trading.

•	The depth and scope of such policies and procedures.

•	The means by which these policies and procedures are carried-out and tested.

•	The added value of utilizing an outside research provider as related to the research function at the Firm.

•	The reputation of the outside research provider.

Only outside research providers approved by the Chief Compliance Officer at the Firm may be utilized by Employees. Agreements with outside research providers will address and prohibit the communication of MNPI.

Supervisory Controls

•	The Chief Compliance Officer distributes the Firm’s policy (as part of the Code) to each Employee upon hire and annually thereafter.

•	The personal securities transactions of supervised persons are monitored and reviewed by the Chief Compliance Officer or other designated supervisory person.

•	Employees are required to obtain pre-clearance for personal securities transactions using the procedures established in the Code.

•

The Firm prohibits supervised persons from serving on the board of directors of any publicly traded company without prior authorization from the Chief Compliance Officer or a designated supervisory person. Where board service has been approved (typically only for a private entity), the Firm implements appropriate procedures to isolate such person from making decisions relating to the issuer’s securities and, where applicable, includes the securities of such entities on a Restricted List.

•	The Firm supervises access to and activities of outside research providers and independent consultants.

Procedures

Receipt of MNPI

If any Employee receives any information that may constitute MNPI, the Employee:

•	Must not buy or sell any securities (including options or other securities convertible into or exchangeable for such securities) for a Covered Account or a Client account.

•	Must not communicate such information to any other person (other than the Chief Compliance Officer).

•

Should discuss promptly such information with the Chief Compliance Officer. Under no circumstances should such information be shared with any persons not employed by the Firm, including family members and friends.

Restricted List

•	The Chief Compliance Officer sends the Restricted List to all Employees no less than monthly.

•	The Chief Compliance Officer promptly delivers the Restricted List to all Employees when there is an update.

•	The Chief Compliance Officer documents securities on the Restricted List, which includes the following:

•	Restricted issuer.

•	Date of addition.

•	Reason for the addition.

•	Date of removal.

•	Reason for the removal.

•	Notes, if any.

•	Every month the Chief Compliance Officer meets with the investment team to discuss the securities listed on the Restricted List.

Supervisory Controls

•	The Chief Compliance Officer conducts training with new hires on matters covered by the Code and ensures that all Employees receive training no less than annually.

•

Initially upon hire and no less than annually thereafter, each Employee provides a written acknowledgment to the effect that he or she has read, understands, and agrees to abide by the Manual and provisions contained herein.

Outside Research Providers and Independent Consultants

•	The Chief Compliance Officer will review all outside research providers engaged by the Firm no less than annually.

•

Should an Employee of the Firm become aware of MNPI, the Employee must notify the Chief Compliance Officer immediately. The Chief Compliance Officer will then determine appropriate next steps including documentation of the incident, any decisions made and the reasons therefor.

Personal Account Trading

Background

Personal trading for any personal trading accounts should never be conducted in such a way as to create any questions of “frontrunning,” otherwise taking personal advantage of the trading activity that is conducted for the investment adviser, or in any way seeking personal profits at the expense of the trading conducted for the investment adviser. A trader’s first priority in all trading decisions must be to benefit the investment adviser’s clients.

Risks

•	An Employee may be sued by investors seeking to recover damages for frontrunning or scalping.

•	The Firm could violate its fiduciary duty to clients if it failed to properly develop policies and procedures designed to avoid or to mitigate conflicts of interests.

•	Firm may impose sanctions on the Employee, up to and including termination.

Policy

Front Running and Scalping

No Employee may engage in what is commonly known as “frontrunning” or “scalping,” i.e., buying or selling securities in a Covered Account, prior to Clients, in order to benefit from any price movement that may be caused by Client transactions or the Firm’s recommendations regarding the security. No Employee may buy or sell a security when he or she knows the Firm is actively considering the security for purchase or sale (as applicable) in Client accounts. Employee transactions in options, derivatives or convertible instruments that are related to a transaction in an underlying security for a Client (“inter-market front-running”) are subject to the same restrictions.

Personal Trading

Personal trading for any Covered Account should never be conducted in such a way as to create any questions of “frontrunning,” otherwise taking personal advantage of the trading activity that is conducted for the Firm, or in any way seeking personal profits at the expense of the trading conducted for the Firm. A trader’s first priority in all trading decisions must be to benefit the Firm’s Clients.

Employees are prohibited from trading on any futures and options on futures.

Employees are permitted to trade in the following without pre-approval by the Chief Compliance Officer:

•	Publicly-traded equity securities.

•	Exchange-Traded Funds (or “ETFs”) which are “broad based”[1] except Commodity Exchange- Traded Funds will not be permissible given the Firm’s investment strategy and potential for conflicts of interest.

[1]	Broad based means no single issuer greater than 10% of the Fund

•	Excepted Securities.

On a quarterly basis, or at any other time as may be prudent, the Chief Compliance Officer shall review all personal trading activity of all Employees. If the Chief Compliance Officer identifies trading patterns, or personal trading, that present actual or potential conflicts of interest, the Chief Compliance Officer will recommend that remedial action be taken. Such remedial action may include restrictions on future personal trading by the Employee, monetary fines, disgorgement of profits, reprimand, or termination.

Preapproval of Securities Transactions

The following securities require the preapproval from the Chief Compliance Officer:

•	Securities on the Restricted List.

•	Limited Offerings.

•	Private Placements.

•	Private Investment Funds.

•	IPOs.

Exhibit C - Personal Securities Trading Request Form or an email with the same information must be submitted to the Chief Compliance Officer to obtain approval for a securities transaction for an Employee’s Covered Account. For the Chief Compliance Officer’s trades, another executive officer will review the preapproval request. Employees are required to certify on this form that they do not possess material non-public information or have any other reason preventing them from trading the requested security.

The Chief Compliance Officer shall promptly notify the Employee of approval or denial of clearance to trade by notification of approval or denial to trade may be given verbally. Such approval by the Chief

Compliance Officer for a transaction for an Employee’s Covered Account is valid only on the day on which it is issued by the Chief Compliance Officer or his designee.

Reporting Covered Accounts

Employees are required to report upon hire, and annually thereafter or upon any change, all Covered Accounts using Exhibit B – Holdings Report.

As previously noted, the term Covered Account means a personal investment or trading account of an Access Person or related account in which an Employee has any direct or indirect beneficial ownership interest, an investment or trading account over which an Employee exercises control or provides investment advice, or a proprietary investment or trading account maintained for the Firm or its Employees. Specifically, Covered Account includes:

•	Trusts for which an Employee acts as trustee, executor, custodian or discretionary manager.

•	Accounts for the benefit of the Employee’s spouse or minor child.

•	Accounts for the benefit of a relative living with the Employee.

•	Accounts for the benefit of any person who receives material financial support from the Employee.

In addition, each Employee must inform the Chief Compliance Officer prior to opening or closing a Covered Account.

The following accounts do not need to be reported:

•	Accounts over which the Employee has no discretionary power, influence or control.

•	Accounts that are restricted by the terms of the account relationship to holding only cash and Excepted Securities.

Reporting Holdings and Transactions

Each Access Person shall authorize duplicate copies of all account statements and individual trade confirmations relating to such Covered Accounts to be sent to the Chief Compliance Officer, and shall report all private securities transactions that are not reflected in the Employee’s brokerage account statements of such Covered Accounts to the Chief Compliance Officer promptly.

The brokerage account statements must cover a period of no longer than 90 days and be received by the Chief Compliance Officer within 30 days after the end of each quarter and must disclose the following information with respect to each transaction during the period covered:

•	The title and amount of the security involved.

•	The Ticker symbol or CUSIP number, as applicable, interest rate and maturity date, as applicable, the number of shares or securities, and principal amount of each security.

•	The date and nature of the transaction (i.e., purchase, sale or other acquisition or disposition).

•	The price of the security at which the transaction was effected.

•	The name of broker, dealer, or bank with or through which the transaction was effected.

If the brokerage account statement does not provide all the information required, the Access Person must provide to the Chief Compliance Officer the same information enumerated above (and the dates the Access Person submits the reports) within 30 days after the end of the calendar quarter during which the transaction occurred.

For purposes of these procedures where the activity involves the Covered Account or trading of the Chief Compliance Officer, copies of any notice, account statement or report will be given to the Managing Partner and any permission or approval will be obtained from the Managing Partner.

Procedures

Preapproval Requests

•	Employees must submit a preapproval request to the Chief Compliance Officer via email or Exhibit C - Personal Securities Trading Request Form.

•

The Chief Compliance Officer shall promptly notify the Employee of approval or denial of clearance to trade by indicating such action in the Firm’s automated personal trading approval system or by sending an electronic notification to the Employee.

Quarterly Transaction Reports

•

The Chief Compliance Officer sends an email to all Employees the first week following quarter end to collect quarterly transaction reports for Reportable Security transactions in Covered Accounts. Employees will have 30 days following quarter end to make a timely submission.

•

The Chief Compliance Officer or designee sends a Typeform link for the Exhibit E – Quarterly Attestation to all Employees the first week following quarter end to collect quarterly transaction reports for Covered Accounts.

•	The Chief Compliance Officer conducts a quarterly review of the personal trading activity for all Employees.

Accounts Disclosure

•	The Chief Compliance Officer sends an email of Exhibit B – Holdings Report to all Employees to collect the initial disclosures and annual confirmations of all Covered Accounts.

•	Employees must promptly report any new accounts in which he/she has acquired a beneficial ownership in to the Chief Compliance Officer.

Initial and Annual Holdings Disclosure

•	The Chief Compliance Officer sends an email of Exhibit B – Holdings Report to all Employees to collect the initial and annual holdings disclosure of all Reportable Securities.

Outside Business Activities

Background

As a fiduciary to the investment adviser’s clients, Employees are generally required to focus their time and attention on the investment adviser’s clients.

Risks

•	Engaging in outside business activities may pose a conflict of interest.

Policy

Outside business activities that require the Chief Compliance Officer’s preapproval include:

•	Full or part-time service as an officer, director, trustee, partner, consultant, agent or employee of another business organization.

•	Agreements to provide financial advice (i.e., through service on a finance or investment committee) to a private, educational or charitable organization or other organization.

•	Any agreement to be employed by and accept compensation in any form (i.e., commission, salary, fee, bonus, contingent compensation, etc.) from any person or entity other than the Firm.

•	Any business activities conducted by an Employee that involve a material time commitment.

•	Teaching assignments, lectures, publication of articles, radio and/or television appearances.

•	Involvement with family or other business, charities and professional associations.

The Chief Compliance Officer will require full details concerning any outside activity, including the number of hours involved and whether any compensation is to be received and such other information as the Chief Compliance Officer deems appropriate. This information must be disclosed to the Chief Compliance Officer in the Exhibit I –Employee Compliance Questionnaire, which is completed at the time of hire and annually thereafter on Exhibit F – Outside Business Activities Form. Employees must update their disclosures in the event of any substantial change.

If such service is authorized by the Chief Compliance Officer, certain safeguards may be implemented in the discretion of the Chief Compliance Officer including, but not limited to, investment restrictions and/or restricting the flow of information from the Employee serving to those making investment decisions through “Chinese Wall” or other procedures as outlined in the Firm’s policies and procedures relating to insider trading contained in this Code.

Under no circumstances may an Employee represent or suggest that his or her association with any outside business activity in any way reflects the approval by the Firm of that organization, its securities, manner of doing business or any person connected with the organization or its activities.

Procedures

•

Employees who wish to preapprove, report an outside business activity must submit the Exhibit F – Outside Business Activities Form or send an email with the same information to the Chief Compliance Officer prior to engaging in the activity.

•

The Chief Compliance Officer will review the request and revert with the decision in writing within one week. The Chief Compliance Officer may request additional information from the Employee prior to making the decision.

•	The Chief Compliance Officer will add the public company for which an Employee serves as an officer or director, or similar capacity to the Restricted List and promptly distribute it to all Employees.

Gifts and Entertainment

Background

General

In order to address conflicts of interest that may arise when the investment adviser or an employee accepts or gives a gift, entertainment, or other items of value, an investment adviser should place certain restrictions on gifts and entertainment that are given or received in relation to the business of the investment adviser. As a general matter, a gift or invitation to an event may not influence or present the appearance of influence upon a business decision, transaction or service. Employees may not make referrals to service providers if the employee expects to personally benefit in any way from the referral.

FCPA

The FCPA is a US federal law primarily intended to prohibit payments of bribes to foreign officials and political figures (also known as the Anti-Bribery Provision). It is unlawful to make a corrupt payment to a foreign official (official, political party, political official, or candidate for political office) for the purpose of obtaining business, retaining business, or directing business to any person. This includes ordering, authorizing, or assisting others to violate or conspire to violate these provisions. This means that just the offer or promise of such payment can also cause violation. The second provision requires that companies maintain transparency requirements for business accounting as outlined by the Securities Exchange Act of 1934 (also known as the Accounting Provision).

The FCPA applies to:

•	Both Public and Private US Companies.

•	Non-US Companies.

Investment advisers engaging foreign agents are expected to be attuned to “red flags” in connection with the transaction, including:

•	The foreign country’s reputation for corruption.

•	Requests by a foreign agent for offshore or other unusual payment methods.

•	Refusal of a foreign agent to certify that it will not make payments that would be unlawful under the FCPA.

•	An apparent lack for qualifications.

•	Non-existing or non-transparent accounting standards.

•	Whether the foreign agent comes recommended or “required” by a government.

Risks

•	Accepting or receiving certain gifts and entertainment may involve a conflict of interest or an abuse of trust, or have the appearance of impropriety.

•

Under the FCPA, both the Firm and its individual Employees can be criminally liable for payments made to agents or intermediaries “knowing” that some portion of those payments will be passed on to (or offered to) a foreign official. The knowledge element required is not limited to actual knowledge, but includes “consciously avoiding” the high probability that a third party representing the Firm will make or offer improper payments to a foreign official. Sanctions for violating the FCPA may include fines and jail terms. Any payment or anything else of value given to a foreign official must be pre-approved by the Chief Compliance Officer.

Policy

Gifts

Employees may receive business-related gifts, provided that such gifts are not lavish or extravagant in nature. Prior to accepting a gift with a cost or value greater than $500, an Employee must obtain the Chief Compliance Officer’s preapproval. Gifts with an estimated cost or value under $500 and gifts such as holiday baskets delivered to the Firm’s offices that are received on behalf of the Firm, do not need to be reported. The Chief Compliance Officer may require the Employee to return such gift if it is determined that the gift could improperly influence the use of a third-party business or create the appearance of a conflict of interest.

The Firm and its Employees are prohibited from giving business-related gifts that may appear lavish or extravagant. Employees must obtain the Chief Compliance Officer’s preapproval prior to giving business-related gifts with a cost or value in excess of $500 per recipient.

No Employee may give or accept cash gifts, gift certificates, or cash equivalents to or from a Client, Investor, or service provider or any other entity that does business with or on behalf of the Firm.

Entertainment

Employees may attend business-related meals, sporting events and other entertainment events at the expense of another party, provided that the entertainment is not lavish or extravagant in nature. Entertainment includes events in which the provider of the entertainment is also a participant or attendee of the event. If the estimated cost or value of an Employee’s portion of such entertainment event is expected to be greater than $500, the Employee must obtain the Chief Compliance Officer’s preapproval prior to attending the event, as reasonably practicable. The Chief Compliance Officer may require the Employee to decline the entertainment if it is determined that the entertainment could improperly influence the use of a third-party business or create the appearance of a conflict of interest.

The Firm and its Employees are prohibited from giving business-related entertainment that may appear lavish or extravagant. Employees must obtain the Chief Compliance Officer’s preapproval prior to giving business-related entertainment with a cost or value in excess of $500 per recipient.

If there is any question as to whether a specific entertainment event can be accepted or given, the Chief Compliance Officer should be consulted.

FCPA

Furthermore, to ensure compliance with the FCPA, Employees are prohibited from directly or indirectly paying or giving, offering or promising to pay, give or authorize or approving such offer or payment, of any funds, gifts, services or anything else of any value, no matter how small, or seemingly insignificant, to any Covered Person(s) for any business or Firm-related reasons. A “Covered Person” for this purpose is any foreign official including, without limitation, any officer or employee of any foreign government or any governmental department, agency or instrumentality (e.g., a central bank) or any government-owned or controlled enterprise (e.g., sovereign wealth fund) or any person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality or enterprise. It also includes any foreign political party, party official or candidate for political office.

Charitable Contributions

This policy is not intended to impede legitimate charitable fund-raising activities. Employees should contact the Chief Compliance Officer with any questions regarding how this policy may impact a potential charitable contribution.

Procedure

•	Employees must use the Exhibit E – Gifts and Entertainment Form to submit their preapproval request to the Chief Compliance Officer.

•	Employees who receive a gift or entertainment must promptly report the gift or entertainment to the Chief Compliance Officer.

•

The Chief Compliance Officer will review the request and revert with the decision in writing within one week. The Chief Compliance Officer may request additional information from the Employee prior to making the decision.

•	The finance team will conduct a quarterly review of Employee expenses and report gifts and entertainment expenses outside of this policy to the Chief Compliance Officer.

Political Contributions

Background

SEC Rule 206(4)-5 regulates and limits donations by investment advisers to both incumbents and candidates for government office, as well as political parties and political action committees (PACs). Specifically, the Rule prohibits an investment adviser from:

•

Providing advisory services for compensation to a government entity client for two (2) years after the adviser or certain of its executives or employees make a contribution to certain elected officials or candidates.

•

Providing direct or indirect payments to any third party that solicits government entities for advisory business unless this third party is a registered broker-dealer or investment adviser itself subject to “pay-to-play” restrictions.

•	Soliciting from others, or coordinating, contributions to certain elected officials or candidates or payments to political parties where the adviser is providing or seeking government business.

•	Doing anything indirectly that, if done directly, would result in a violation of the other provisions of the Rule.

•

The Rule does not ban political contributions by an adviser or its covered associates, but rather imposes a “time out” on the ability of an adviser to receive compensation for conducting advisory business with a government entity for two (2) years after certain contributions are made to an official of a government entity.

Definitions

•

“Official” means any person (including any election committee of the person) who was, at the time of a contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office (1) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity, or (2) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity.

•

“Government entity” includes any state or political subdivision of a state, its agencies and instrumentalities, any pool of assets sponsored or established by any of the foregoing, and any participant-directed investment program or plan sponsored or established by any of the foregoing.

•

“Contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for (1) the purpose of influencing any election for federal, state or local office, (2) payment of debt incurred in connection with any such election, or (3) transition or inaugural expenses of the successful candidate for state or local office.

•

“Solicitation” includes any communication made under circumstances reasonably calculated to obtain or retain an advisory client unless the circumstances otherwise indicate that the communication does not have the purpose of obtaining or retaining an advisory client.

•

“Covered Associates” of an adviser include (1) any general partner, managing member, or executive officer, or other individual with similar status or function, (2) any employee who solicits a government entity for the adviser and any person who supervises, directly or indirectly, such employee, and (3) any PAC controlled by the adviser or by any such persons described in (1) and (2). A contribution by a limited partner, a non-managing member of a limited liability company adviser or a shareholder of a corporate adviser is not covered unless such person is also an executive officer or solicitor (or supervisor thereof), or the contribution is an indirect contribution by the adviser, executive officer, solicitor or supervisor.

De Minimis Exception

The Rule permits a Covered Associate to make the following contributions:

•	Up to $350 per election per candidate if the contributor is entitled to vote for the candidate.

•	Up to $150 per election per candidate if the contributor is not entitled to vote for the candidate.

Risks

•

Violations of this policy can have serious implications on the Firm’s ability to manage such capital. Specifically, the Firm can be precluded from managing money for a state or local government entity or may need to waive fees for a period of time.

Policy

The Firm has adopted the following as its policy to comply with Pay-to-Play regulations in a manner appropriate to its business.

Firm Contributions

To prevent potential Pay-to-Play violations or triggering of the two-year “time out,” the Firm will not:

•	Coordinate or solicit any person or PAC to make:

•	Any contribution to an official of a government entity to which the Firm is providing or seeking to provide advisory services.

•	Any payment to any state or local political party where the Firm is providing or seeking to provide advisory services to a government entity.

•	Consent to the use of its name on fundraising literature for an official of a government entity.

•	Sponsor a meeting, conference or other event that features a government official as an attendee or guest speaker and that involves fundraising for the government official.

•

Incur expenses (including without limitation the cost of the facility and refreshments, administrative expenses and the payment or reimbursement of any of the government official’s expenses) for hosting an event described above.

Employee Contributions

Employees must request the Chief Compliance Officer’s preapproval prior to making any political contribution to a federal, state or local official or candidate . The Firm will generally approve contributions to federal candidates and office holders as well as state and local candidates and office holders subject to de minimis exception amounts.

Employees are required to report to the Chief Compliance Officer all political contributions made within the prior two (2) years at the time of their hire and annually thereafter in the Exhibit G – Political Contributions Form.

Any questions or uncertainties about the Firm’s Pay-to-Play policy should be directed to the Chief Compliance Officer promptly.

Charitable Contributions

Contributions to a charity are not considered political contributions unless made to, through, in the name of, or to a fund controlled by a U.S. state or local candidate or official. This policy is not intended to impede legitimate, charitable fund-raising activities. Any questions regarding whether an organization is a charity, should be directed to the Chief Compliance Officer.

Procedures

•	Employees must submit the Exhibit G – Political Contributions Form to the Chief Compliance Officer prior to making a political contribution in accordance to this policy.

•	Employees must submit the Exhibit G – Political Contributions Form to the Chief Compliance Officer to report the political contribution made in accordance to this policy.

•	The Chief Compliance Officer will conduct a quarterly backtest on public political contribution websites to test Employees’ compliance with this policy.

•

The Chief Compliance Officer will maintain records of all government entities to which the Firm provides or has provided advisory services, any present or former Investors in any Client to which the Firm provides or has provided advisory services in the prior five-year period.

•

The Chief Compliance Officer will maintain records of the name and business address of each regulated person to whom the Firm provides or agrees to provide, directly or indirectly, payment to solicit a government entity for advisory services on its behalf.

Whistleblower Policy

Background

The Whistleblower Program was created by Congress to provide monetary incentives for individuals to come forward and report possible violations of the federal securities laws to the SEC. Under the program eligible whistleblowers (defined below) are entitled to an award of between 10% and 30% of the monetary sanctions collected in actions brought by the SEC and related actions brought by certain other regulatory and law enforcement authorities.

The Program also prohibits retaliation by employers against employees who provide the SEC with information about possible securities violations.

An “eligible whistleblower” is a person who voluntarily provides the SEC with original information about a possible violation of the federal securities laws that has occurred, is ongoing, or is about to occur. The information provided must lead to a successful SEC action resulting in an order of monetary sanctions exceeding $1 million. One or more people are allowed to act as a whistleblower, but companies or organizations cannot qualify as whistleblowers. Persons are not required to be an employee of the company to submit information about that company.

Risks

•

If the Firm wrongfully retaliates against Employees who make whistleblower claims may report their concerns to the SEC and the SEC may, in appropriate circumstances, bring an enforcement action against the Firm.

Policy

The Firm is committed to complying with the policies and procedures set forth herein, the general securities laws, the laws and regulations applicable to it as an investment adviser, accounting standards, internal controls, and audit practices. While the Firm does not encourage frivolous complaints, it does expect its Employees and third parties to report any irregularities and other suspected wrongdoing regarding these matters. Such reports may be made on an anonymous basis without fear of dismissal or retaliation of any kind. While the Firm may be required to disclose information contained in such reports to regulatory bodies, it will otherwise keep the information confidential and not disclose an Employee’s identity within the firm.

The Chief Compliance Officer is responsible for overseeing the receipt, investigation, resolution, and retention of all reports submitted pursuant to this policy.

This policy was adopted to:

•	Detect irregularities before they can disrupt the business or operations of the Firm, or lead to serious loss.

•	Promote a climate of accountability and full disclosure with respect to the Firm’s accounting, internal controls, compliance matters, and Code.

•	Ensure that no individual feels at a disadvantage for raising legitimate concerns.

Accordingly, this policy provides a means whereby individuals can safely raise, at a high level, serious concerns and disclose information that an individual believes in good faith relates to violations of the Manual, or applicable laws and regulations.

Reporting Persons Protected

This policy and the related procedures offer protection from retaliation against Employees and agents who make any complaint with respect to perceived violations or other irregularities, provided the complaint is made in good faith. “Good faith” means that the reporting person has a reasonable belief that the information reported is true and that the report has not been made either for personal gain or for any ulterior motive.

The Firm will not discharge, demote, suspend, threaten, harass, or in any manner discriminate or otherwise retaliate against any reporting person in the terms or conditions of his employment with the Firm based upon his or her submitting in good faith any report regarding a violation or other irregularity. Any acts of retaliation against a reporting person will be treated by the Firm as a serious violation of its policies and could result in dismissal.

Scope of Reports

The Firm encourages Employees as well as third parties such as agents, consultants and Investors to report irregularities and other suspected wrongdoings, including, without limitation, the following:

•	Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Firm.

•	Fraud or deliberate error in preparation and dissemination of any financial, marketing, informational, or other information or communication with regulators and/or the public.

•	Deficiencies in or noncompliance with the Firm’s internal controls and procedures.

•	Misrepresentation or false statement to or by a senior officer of the Firm regarding any matters in violation of state and/or federal securities laws.

•	Deviation from full and fair reporting of the Firm’s financial condition.

Confidentiality of Reports

The Chief Compliance Officer will keep the identity of any Employee confidential and privileged under all circumstances to the fullest extent allowed by law, unless the Employee has authorized the Firm to disclose his or her identity.

The Chief Compliance Officer will exercise reasonable care to keep the identity of any third party confidential until it launches a formal investigation. Thereafter, the identity of the third party may be kept confidential, unless confidentiality is incompatible with a fair investigation, there is an overriding reason for identifying or otherwise disclosing the identity of such person, or disclosure is required by law, such as where a governmental entity initiates an investigation of allegations contained in the complaint. Furthermore, the identity of a third party may be disclosed if it is reasonably determined that a complaint was made maliciously or recklessly.

Submitting Reports

Employees may submit reports in person, by telephone or in writing (including email). While the Firm allows Employees to submit reports on an anonymous basis (for example, in a sealed envelope addressed as follows: “Chief Compliance Officer, Confidential, To be Opened Only by the Chief Compliance Officer”), Employees should be aware that there are significant rights and protections available to them if they identify themselves and that these rights and protections may be lost if they report on an anonymous basis. Moreover, reports made on an anonymous basis may be more difficult to investigate. Therefore, the Firm encourages Employees to identify themselves when making reports of irregularities. This give the Firm the ability to ascertain the validity of the complaint and appropriately resolve the complaint without the assistance and cooperation of the person making the complaint.

Similarly, third parties may submit reports in person, by telephone or in writing (including email), but may not do so on an anonymous basis.

All reports must be directed to the Chief Compliance Officer. If the Chief Compliance Officer is the subject of or involved in the matters described in the report, the report may be directed to another C-level officer of the Firm.

Investigation of Reports

The Chief Compliance Officer reviews all complaints to determine whether a violation has occurred and identifies the applicable policies, laws or regulations involved. When further investigation is warranted, these will be conducted promptly, taking into account the nature and complexity of the report and the issues raised therein. The Chief Compliance Officer may seek all additional and other information necessary to substantiate the report and determine appropriate resolution. Such information may be sought from the reporting person, if known, other Employees or relevant service providers.

Where appropriate, the Chief Compliance Officer may retain outside counsel, or other consultants to advise on an internal investigation or to conduct an independent investigation.

Retention of Reports and Related Material

The Chief Compliance Officer will maintain all reports received, tracking their receipt, investigation, and resolution. All complaints and reports will be maintained in accordance with the Firm’s confidentiality and document retention policies.

Unsubstantiated Allegations

If a reporting person makes a complaint in good faith pursuant to this policy and any facts alleged therein are not confirmed by a subsequent investigation, no action will be taken against the reporting person. In submitting complaints, reporting persons should exercise due care to ensure the accuracy of the information reported. If, after an investigation, it is determined that a complaint is without substance or was made for malicious or frivolous reasons or otherwise submitted in bad faith, the reporting person could be subject to disciplinary action.

Reporting and Annual Review

The Chief Compliance Officer reviews this policy no less than annually, taking into account its effectiveness in promoting the reporting of potential violations or other irregularities, and with a view to minimizing improper submissions. The Firm’s annual review process and report to management includes all reports submitted during the year. The Chief Compliance Officer also reports to management as needed during the year.

Procedures

•	The Chief Compliance Officer will promptly investigate any reports he receives.

•	The Chief Compliance Officer reviews this policy during the annual review process and reports to management includes all reports submitted during the year.

Duties of Confidentiality

The Firm and its Employees may receive confidential information from Clients, Investors, issuers of securities, or other third parties. Such confidential information may include, among other things, (i) proprietary information that is not “material” or (ii) information that could be embarrassing for such persons if disclosed. Even information that appears commonplace, such as the name of a Client, Investor, issuer or third party may, either alone or when coupled with other available information, constitute proprietary, sensitive or confidential information. Therefore, all information that an Employee obtains through the Firm should be considered confidential unless that information is specifically available to the public.

The Firm has established the following procedures regarding use and treatment of confidential information:

•

No Personal Use. All confidential information, whatever the source, may be used only in the discharge of the Employee’s duties with the Firm. Confidential information may not be used for any personal purpose, including the purchase or sale of securities.

•

Treatment of Confidential Information. The Firm encourages each Employee to be aware of, and sensitive to, the treatment of confidential information. Each Employee is encouraged not to discuss such information unless necessary as part of his or her duties and responsibilities with the Firm, and to remove confidential information from conference rooms, reception areas or other areas where third parties may inadvertently see it. Under no circumstances may confidential information be shared with any person, including any spouse or other family member, who is not an Employee.

Procedures and Sanctions

Certification of Compliance

Each Employee must certify annually that he or she has read and understands this Code, that he or she recognizes that this Code applies to him or her, and that he or she has complied with all of the rules and requirements of this Code that apply to him or her.

Exceptions

Where the Chief Compliance Officer determines that strict compliance with certain of the specific rules prescribed above would be detrimental to Clients’ interests or the limitations on an Employee’s legitimate interests that would result would not be justified by resulting protection of Clients’ interests, he or she may approve particular transactions or types of transactions that do not comply with all particulars of such rules. He or she will specify the limits and basis for each such exception.

Retention of Reports and Other Records

The Chief Compliance Officer will maintain at the Firm’s principal office for at least five years a confidential (subject to inspection by regulatory authorities) record of each reported violation of this Code and of any action taken as a result of such violation. The Chief Compliance Officer will also cause to be maintained in appropriate places all other records relating to this Code that are required to be maintained by Rule 204-2 under the Advisers Act.

Reports of Violations

Any Employee who learns of any violation, apparent violation, or potential violation of this Code is required to advise the Chief Compliance Officer as soon as practicable. The Chief Compliance Officer will then take such action as may be appropriate under the circumstances.

Sanctions

Upon discovering that any Employee has failed to comply with the requirements of this Code, the Firm may impose on that Employee whatever sanctions management considers appropriate under the circumstances, including censure, suspension, limitations on permitted activities, or termination of employment.

Exhibit A – Code of Ethics Certification and Acknowledgment Form

All Employees of Merritt Point Management, LLC (“Merritt Point”) are required to read the Code of Ethics and acknowledge having understood its contents by printing out this page, entering their name, signing and dating it and returning it to Optima Partners.

I do hereby acknowledge that I have received and read the Merritt Point Code of Ethics. I understand its content and agree to the policies and procedures set forth therein. I have had the opportunity to ask the CCO questions and I have received adequate responses. I am aware of the penalties for violation of these policies and I agree to them.

Name: ______________________________

Signature: ____________________________

Date: ______________________________

Exhibit B – Holdings Report

REPORTABLE SECURITIES HOLDINGS

Name of Employee: _______________________________________________________

The following sets forth all Covered Accounts and Managed Accounts (as defined in the Employee Investment Policy) with respect to the Employee (including spouse/domestic partner and dependent children) holding Reportable Securities* as of (enter date below) ___________________________________________________________________.

Please complete the fields below which apply to the brokerage account or investment and see further instructions below with respect to request for statements.

Name on Account	Relationship to Employee	Broker, Dealer or Bank Where Securities Held	Type of Account	Discretionary or Non-Discretionary (e.g. Managed)	Date of Statement of Holdings provided	Account Number

☐ I have no Covered Accounts or Non-Discretionary Managed Accounts to disclose.

☐ Please see the brokerage statement(s) provided to the CCO/Optima, that contains information regarding the Reportable Securities above including the name on the account, title and type of securities held, security identifier/CUSIP, number of shares, amount held and the name of the broker, dealer or bank holding the positions on the covered person’s behalf. Please email statements directly to Optima Partners. Please note Managed Account statements will only be required initially upon onboarding and not subject to further reporting.

* “Reportable Securities” include a wide variety of investments such as stocks, bonds, fixed income, options, warrants, futures, currencies, and derivatives. A Reportable Security also includes closed-end funds, Exchange Traded Funds (“ETFs”) and Exchange Traded Notes (“ETNs”).

(Print Employee’s Name)

(Employee’s Signature)

Date: _____________________________________

NON-REPORTABLE SECURITIES HOLDINGS

Please list below all additional brokers, dealers or banks where the Employee (including spouse/domestic partner as well as dependent children) holds anything other than Reportable Securities already listed above. This includes, any account that holds only Non-Reportable Securities* including 401K accounts, IRAs and 529 plans as applicable as of date (enter date below):

Personal brokerage statements do not have to be provided quarterly for securities that are not Reportable Securities, but the list of those accounts needs to be maintained with the CCO or designee.

Please note that you are required to update the CCO/Optima promptly when a new Covered Account is opened or changed.

Name on Account	Relationship to Employee	Broker, Dealer or Bank Where Securities Held	Type of Account	Discretionary or Non-Discretionary	Account Number

☐ I do not have any Non-Reportable Securities Holdings to disclose.

The undersigned hereby certifies that (i) all information provided herein is accurate and complete; and (ii) he or she has not engaged in any transactions that would violate the Employee Investment Policy.

*Non-reportable Securities include the following:

•	Transactions and holdings in direct obligations of the U.S. government;

•	Money market instruments defined as bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

•	Shares issued by money market funds;

•

Shares issued by open-end funds (mutual funds); provided that such funds are not advised by the Firm or an affiliate and such fund’s advisor or principal underwriter is not controlled or under common with the Firm; and

•

Units of a unit investment trust; if the unit investment trust is invested exclusively in one or more open-end funds, provided that such funds are not advised by the Firm or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with the Firm.

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

(Print Employee’s Name)

(Employee’s Signature)

Date: _____________________________________

LIMITED OFFERINGS

Please list below all currently held limited offerings currently held (including those held by your spouse/domestic partner as well as dependent children) including the following: Investments in private investment partnerships, interests in oil and gas ventures, real estate syndications, participations in tax shelters, and shares issued prior to a public distribution as of (enter date below):

Please provide the CCO/Optima Partners with purchase documentation and/or subscription agreement and related Fund or organizational documentation (as further instructed below).

Name of Organization/Fund	Nature of Business	Legal Status of Entity (Corp, LLC, LP)	Publicly Traded, Privately Placed, Non-Profit	To the best of your knowledge, does the company or any of its affiliates conduct or plan to conduct business with the Firm?	Do you own any other securities of the company or its affiliates?	Through your investment do you have the right to participate in management, or the right to board membership or board observation rights?

Please email requested documentation as set forth above directly to the CCO/Optima Partners.

☐ I have no Limited Offerings to disclose.

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

(Print Employee’s Name)

(Employee’s Signature)

Date: _____________________________________

Exhibit C - Personal Securities Trading Request Form

Pre-clearance from the CCO, or designee, is required for all reportable securities transactions as set forth in the Supervised Person Investment Policy contained in the Code of Ethics.

Supervised Person Name: ____________________________________

Account Holder(s): __________________________________

Relationship to Supervised Person: _____________________________

Type of Security: ____________________________________

Issuer: ____________________________________________

Buy:_ _______ Sell: __________________ Quantity: _________________ Current Price: ________________

I REPRESENT THAT:

(i)	I am not in possession of material nonpublic information concerning or affecting the issuer(s);

(ii)	I am not aware of a pending research report involving or relating to the issuer(s);

(iii)	I am not aware of a material pending client or proprietary trade involving these securities;

(iv)	These trades conform to the Supervised Person Investment Policy contained in the Merritt Point Partners LLC Code of Ethics; and

(v)	If approved, I understand that the authorization is valid only on the same business day as the approval.

Name: _________________________________________________________________________

Signature: ______________________________________________________________________

Date: _______________________________

Exhibit D – Outside Business Activities Form

Outside Affiliations - I have no outside business affiliations ☐

1.	Other businesses in which I am engaged (i.e., take an active role):

Name of Business	Role

Name of Business	Role

2.	Entities by which I am employed or receive compensation:

Name of Entity	Affiliation or Title

Name of Entity	Affiliation or Title

3.	Business organizations in which I am an officer, director, partner or employee:

Public Co. ☐ Yes ☐ No

Name of Entity	Affiliation or Title

Public Co. ☐ Yes ☐ No

Name of Entity	Affiliation or Title

4.	Describe interests in any securities, financial or kindred business:

5.	Do you own a significant position in any publicly held company’s securities? Describe:

Insider Disclosure - No items to disclose ☐

Please indicate below whether you or any member of your immediate family is an executive officer, director or 5% or greater stockholder of a public company?

Name of Family Member	Relationship

Name of Entity	Affiliation or Title

Name of Family Member	Relationship

Name of Entity	Affiliation or Title

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

(Print Employee’s Name)

(Employee’s Signature)

Date: _____________________________________

Exhibit E – Gifts and Entertainment Form

Pre-clearance from the CCO, or designee, is required for all gifts with a value in excess of $500 to or from each person or firm with whom the Firm has or is likely to have business dealings transactions as set forth in the Gifts and Entertainment Policy contained in the Code of Ethics.

Pre-clearance from the CCO, or designee, is required for all entertainment with a value in excess of $500 to or from each person or firm with whom the Firm has or is likely to have business dealings transactions as set forth in the Gifts and Entertainment Policy contained in the Code of Ethics.

Please complete this form and return it to the CCO, or designee, for review.

Employee Name:

Is Merritt Point the Recipient or Provider? Recipient ☐ | Provider ☐
Gift ☐ – or – Entertainment ☐

Date	Name of Giver	Name of Recipient	Reason for the G&E / Event	Description of the Item or Activity	$ Value (approx)	Relationship

Special Circumstances (examples, may not be applicable)

Government Official (FCPA): ☐ | US Public Plan / Government Employee: ☐

If either category is selected above, please provide additional details: ____________________________

Signature: ______________________________________________________________________

Date: _______________________________

Exhibit F – Political Contributions Form

Please return completed questionnaire to Optima Partners.

The Investment Advisers Act “Pay to Play Rule” puts restrictions on Merritt Point regarding certain political contributions or other payments made by its Employees. The Pay to Play Rule contains look back provisions which provide that contributions or payments made by Employees (including spouse/domestic partner and dependent children) prior to joining an investment adviser can, in some instances, disqualify the adviser from receiving compensation for managing the assets of certain public pension funds. Accordingly, so that we may determine whether any contributions made by you prior to your employment with Merritt Point implicate Rule 206(4)-5, all prospective Employees must complete and return the attached form prior to commencing employment.

Set forth below is each direct or indirect Contribution1 made by the undersigned to an official of a government entity (including any state, city, county or other political subdivision and any instrumentality thereof) or candidate for such office, and each direct or indirect payment to a political party of a state or political subdivision thereof, in each case during the two-year period prior to the date of this Disclosure Form. Attach additional pages as necessary.

I have no political contributions to disclose ☐

Name of individual (or entity) that made the Contribution:

Name of candidate/political party/political action committee to whom Contribution was made (for candidates, include name, title and any city/county/state/federal or other political subdivision affiliation):

Date and form of Contribution (i.e., campaign contribution, gift, loan, fundraising activity, volunteer of time, etc.):

[1]

“Contribution” is broadly defined and means the giving of anything of value in connection with any election for U.S. federal (if the candidate running for U.S. federal office currently holds a U.S. state or local political office), state or local office, including Contributions to any candidate for political office, political party or political action committee. Reportable Contributions include any gift, subscription, loan, advance, deposit of money, or anything of value (regardless of to whom paid) made for the purpose of influencing any election, satisfying any debt incurred in connection with any such election, or paying the transition or inaugural expenses of a successful candidate, and any solicitation or coordination of the making of any of the foregoing contributions or payments to a political party (including fundraising activities). Note that you must disclose contributions made by a spouse, domestic partner, minor children and other immediate family members living in your household.

Office to which candidate seeks or sought election:

Candidate’s position at time of Contribution:

Contribution amount (or value of non-cash Contribution):

$_________________________________________________

To the best of your knowledge, did or does the position to which the candidate sought election or the position held by the candidate at the time of the election: (a) involve direct or indirect responsibility for, or confer the ability to influence the outcome of, the hiring of an investment adviser by a government entity; or (b) involve authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity?

____ Yes____ No

Has your spouse, domestic partner, minor children or other immediate family members living in your household made Contributions to the above referenced official/candidate?

____ Yes____ No

If yes, please provide details of such Contribution:

The undersigned hereby certifies that (i) all information provided herein is accurate and complete; and (ii) none of the Contributions or payments set forth above was made for the purpose of influencing the official conduct of any public official of a government entity or candidate for such office.

(Print Employee’s Name)

(Employee’s Signature)

Date: _____________________________________

Exhibit G - Annual Legal and Disciplinary Event Disclosure Form

If, after having read carefully the items contained in this Questionnaire, you determine that none of the items applies to you, you may check the box below and sign at the bottom without having to answer each specific item.

You, as a Employee of Merritt Point, are required to provide us with information relating to any Legal or Disciplinary Events of which you are aware. We rely on this information in updating our filings with the SEC and information that we provide to Clients, Investors, and their representatives.

The term “Legal or Disciplinary Event” is meant to include any investigations, inquiries, legal proceedings and matters relating to legal proceedings, such as formal charges, convictions, guilty pleas, pleas of no contest, orders restricting your activities, orders implementing monetary or other penalties, and settlement agreements, whether initiated by any domestic, foreign, or military court, the SEC, the CFTC or any other federal or state regulatory agency, any self-regulatory agency, commodities exchange or any foreign financial regulatory authority. For purposes of the following questions, you should construe the term Legal or Disciplinary Events broadly. If you have any questions regarding whether an event should be reported on this form, please consult with the CCO.

Please note that you do not need to repeat a Legal or Disciplinary Event that you have previously reported on a questionnaire unless there is a material development or change since you last completed a questionnaire. If the answer to any of the following questions is “yes,” please provide additional information identifying the Legal or Disciplinary Event in the space for provided below.

Have you, or an entity that you controlled, been convicted or charged in a domestic, foreign or military court of a felony or are you, or any entity that you control, currently the subject of a pending felony charge in such a court?

Yes    ☐                      No    ☐

Has a domestic, foreign or military court ever found you, or an entity that you controlled, to have been involved, directly or indirectly, in a violation of an investment-related statute or regulation?

Yes    ☐                      No    ☐

Has a domestic, foreign or military court ever issued an order, judgment, or decree permanently or temporarily enjoining, or otherwise limiting, you, or an entity that you controlled, from engaging in any investment-related activity, or from violating any investment-related statute, rule, or order?

Yes    ☐                      No    ☐

Has a domestic, foreign or military court ever dismissed, pursuant to a settlement agreement, a civil action brought against you, or an entity that you controlled, by a state or foreign financial regulatory authority?

Yes    ☐                      No    ☐

Is any investment-related civil proceeding or arbitration pending against you or an entity that you control (or controlled at the time the underlying event occurred)?

Yes    ☐                      No    ☐

Has the SEC, the CFTC, any other federal or state regulatory agency or any foreign financial regulatory authority ever found that you, or an entity that you controlled:

(a)	made a false statement or omission or were dishonest, unfair or unethical;

(b)	were involved in a violation of statute or regulation; or

(c)	caused a business to have its authorization to do business be denied, suspended, revoked, or restricted?

Yes    ☐                      No    ☐

Has the SEC, the CFTC, any other federal or state regulatory agency or any foreign financial regulatory authority ever:

(a)	entered an order against you, or an entity that you controlled, or otherwise restricted your activity or the activity of any entity you controlled;

(b)	imposed a civil monetary penalty against you or an entity that you controlled; or

(c)	denied, suspended or revoked your license or registration or the license or registration of any entity that you controlled?

Yes    ☐                      No    ☐

Has a self-regulatory organization (such as FINRA) or a securities or commodities exchange ever found that you, or an entity that you controlled:

(a)	made a false statement or omission;

(b)	were involved in a violation of any rules of the applicable self-regulatory organization or exchange; or

(c)	caused a business to have its authorization to do business be denied, suspended, revoked, or restricted?

Yes    ☐                      No    ☐

Has a self-regulatory organization (such as FINRA) or a securities or commodities exchange ever:

(a)	disciplined you or an entity that you controlled;

(b)	expelled, barred or suspended you, or an entity that you controlled, from membership or association with a member or otherwise restricted your activities or those of an entity that you controlled; or

(c)	imposed a civil monetary penalty against you or an entity that you controlled?

Yes    ☐                      No    ☐

Is a regulatory proceeding pending against you, or an entity that you controlled, by the SEC, the CFTC, any other federal or state regulatory agency, a foreign financial regulatory authority, a self-regulatory organization, or a securities or commodities exchange?

Yes    ☐                      No    ☐

Have you, or an entity that you controlled, ever had any professional, business or investment registration, license, attainment, designation or similar authorization suspended or revoked (or relinquished such authorization in anticipation of a suspension or revocation), including any authorization to act as an attorney, accountant or federal contractor?

Yes    ☐                      No    ☐

Have your professional, business or investment activities, or those of an entity that you controlled, been formally restricted in any way, including by expulsion, bar or suspension or cease and desist order from any professional group, association, self-regulatory organization, or securities or commodities exchange?

Yes    ☐                      No    ☐

Has a civil judgment or arbitration award involving an investment-related activity ever been entered against you or an entity that you controlled on the basis that you engaged in the violation of law or regulation or that you were liable for any civil wrong?

Yes    ☐                      No    ☐

To be answered by Firm Partners only: Have you, or an entity that you controlled, been subject to any other Legal or Disciplinary Event that may be considered to be material to a Client or prospective Client in its evaluation of Merritt Point’s advisory business or the integrity of its management?

Yes    ☐                      No    ☐

If the answer to any of these questions is “yes”, please provide additional information identifying the Legal or Disciplinary Event below.

Additional Information:

If any new Legal or Disciplinary Event occurs or there are any important developments concerning a reported Legal or Disciplinary Event before the next time you complete a questionnaire, please advise the CCO or Optima promptly.

The information that I have provided is accurate and complete.

(Print Employee’s Name)

(Employee’s Signature)

Date: _____________________________________

Exhibit H - Bad Actor Disqualification Disclosure Form

The SEC’s “Bad Actor Disqualification Rule” disqualifies firms that are offering investment securities (an “Issuer”) involving specified “felons” and other “bad actors” from relying on the safe harbor exemption for private offerings of securities under Rule 506 of Regulation D of the Securities Act of 1933.

If the Issuer relying on Rule 506 is a pooled investment vehicle, then “Covered Persons” whose actions could give rise to disqualification would include:

•	The Issuer of securities (the “Issuer”) and any predecessor of the Issuer or affiliated Issuer;

•	Any director, executive officer, other officer participating in the offering, general partner or managing member of the Issuer;

•

Any investment adviser to the Issuer and any director, executive officer, other officer participating in the offering, general partner or managing member of any such investment adviser, as well as any director, executive officer, or other officer participating in the offering of any such general partner or managing member;

•	Any promoter connected with the Issuer in any capacity at the time of the sale;

•	Any “Compensated Solicitor” and any director, executive officer, other officer participating in the offering, general partner or managing member of any such Compensated Solicitor; and

•	Any beneficial owner of the Issuer owning “Voting Securities” equaling 20 percent or more.

Generally, “Disqualifying Events” are actions taken by U.S. courts and/or certain regulators. The following are the eight categories of Disqualifying Events:

•

Felony or misdemeanor criminal convictions within the last five years (in the case of Issuers) and the last 10 years (other Covered Persons) in connection with the purchase and sale of any security; involving the making of a false claim to the SEC; or arising out of the conduct of business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities (hereafter, “Securities Business”);

•

Court injunctions and restraining orders entered within five years before the sale of securities that, at the time of sale, restrains or enjoins such Covered Person from engaging or continuing to engage in any conduct or practice in connection with the purchase and sale of any security, or involving the making of a false filing with the SEC, or arises out of conduct in the Securities Business;

•

Final orders of: certain state regulators (securities; banks, savings associations and credit unions; insurance); federal banking agencies; and the Commodity Futures Trading Commission and National Credit Union Administration that either create a bar from association with any entity regulated by the regulator issuing the order, or from engaging in the business of securities, insurance, or banking or from savings association and credit union activities, or are based on any violation of any law or regulation that prohibits fraudulent, manipulative or deceptive conduct within the last 10 years;

•

SEC disciplinary orders entered into under Section 15(b) or 15(B)(c) of the Securities Exchange Act of 1934 or Section 203(e) or (f) of the Investment Advisers Act of 1940 that, at the time of sale, suspend or revoke a Covered Person’s registration as a broker, dealer, municipal securities dealer or investment adviser; place limitations on the activities of such person; or bar such Covered Person from being associated with any entity or participating in the offering of any penny stock;

•

SEC cease and desist orders (entered within five years of the sale of securities) ordering the Covered Person to cease and desist from committing or causing a violation or future violation of any scienter-based (i.e., must show fraudulent intent for a violation) anti-fraud provision of the federal securities laws;

•

Suspension or expulsion from membership in, or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission constituting conduct inconsistent with just and equitable principles of trade;

•

The Covered Person has filed (as a registrant or Issuer), or was named an underwriter in a registration statement or Regulation A offering statement that, within five years before the sale of securities, was the subject of a refusal order, a stop order, or order suspending the Regulation A exemption, or is, at the time of the sale of securities, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued;

•

The Covered Person is subject to a U.S. Postal Service false representation order (within five years before the sale of securities), or is at the time of the sale subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the U.S. Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false presentations.

An Issuer cannot rely on the Rule 506 exemption from registration if the Issuer or a Covered Person is subject to one of the Disqualifying Events listed above. In order for Merritt Point to determine if any of its clients are Covered Persons subject to a Disciplinary Event please check the appropriate box on the following page and execute this questionnaire and return it to Optima Partners.

☐	I have not been the subject of any of the Disqualifying Events listed above.

☐	I have been the subject of a Disqualifying Event listed above and I have attached additional information surrounding the event.

☐	I am currently the subject of a proceeding that may be considered a Disqualifying Event as listed above and I have attached additional information surrounding the event.

(Print Employee’s Name)

(Employee’s Signature)

Date: _____________________________________